Exhibit 10.1

EAGLE MATERIALS INC.
SALARIED INCENTIVE COMPENSATION PROGRAM
FOR FISCAL YEAR 2006

1. Purpose

      The purpose of the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2006 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of Eagle Materials Inc. (the “Company”) as well as individual performance; and (ii) aligns the interest of participants with those of the Company’s shareholders. The Plan is adopted under the structure of the Company’s Incentive Plan and shall be in effect for the fiscal year ending March 31, 2006.

2. Eligibility

      The Company’s Chief Executive Officer (the “CEO”) and his direct reports are eligible to participate in the Plan. The CEO may also include in the Plan additional exempt salaried employees at the corporate level of the Company.

      Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in the Plan may not participate in any other Company incentive plan providing for monetary awards, except for the Eagle Materials Long Term Incentive Program.

3. Bonus Pool

      To ensure reasonableness and affordability, available funds for bonus payments under the Plan are to be determined as a percentage of operating earnings of the Company. The actual percentage may vary from year to year as recommend by the CEO and approved by the Compensation Committee of the Board of Directors (the “Committee”).

      Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants who enter the program during a fiscal year.

      For Fiscal Year 2006 1.2% of the Company’s operating earnings will fund the corporate bonus pool.

4. Allocation of Corporate Pool

      At the beginning of the fiscal year goals and objectives shall be established for each participant. The actual bonus award paid at the end of the fiscal year shall be based on the individual participant’s performance relative to the previously established goals and objectives. Except with respect to the CEO, each participant’s allocated percentage of the corporate pool, his/her goals and objectives and his/her individual performance relative to the goals and objectives shall be determined by the recommendation of the CEO and subject to the approval of the Committee. The CEO’s allocated percentage of the corporate pool, his/her goals and objectives and his/her individual performance shall be established by the Committee. For each participant, the maximum annual bonus award opportunity is represented by the percentage of the corporate pool assigned to such participant.

5. Goals and Objectives

      The goals and objectives to be used for participants in the Plan may be comprised of objective and subjective criteria and should generally have a broader scope than the goals and objectives for subsidiary companies. However, at the same time the goals must also contain specific criteria regarding execution that links subsidiary company performance to corporate performance. By way of example and not limitation, these goals and objectives could focus on operational criteria, the interaction between corporate and subsidiaries as a way of gauging the successful execution of business plans, strategic planning criteria, criteria relating to shareholder alignment and investor relations, interaction and communication with the board, performance relative to the responsibilities associated with being publicly traded company, organizational development and leadership skills.

6. Plan Administration

      The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Committee shall be binding and conclusive on the participants. The Committee shall determine all terms and conditions of the bonus awards.

      No member of the Committee shall be liable for anything done or omitted to be done by him or by any member of the Committee in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

7. No Employment Guaranteed

      No provision of this Plan hereunder shall confer any right upon any executive officer to continued employment.

8. Governing Law

      This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

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